Exhibit 10.49
November 19, 2018

BRPI Executive Consulting, LLC 1300 17th Street North
Arlington, VA 22209
Attention: Mr. Kenny Young
Chief Executive Officer

Gentlemen:

This letter agreement (this "Agreement ") sets forth the terms and conditions pursuant to which BRPI Executive Consulting, LLC ("BRPI") agrees to provide certain services lo Babcock & Wilcox Enterprises, Inc. (the "Company").

1.    Engagement; Services

1.1	The Company engages BRPI, and BRPI accepts such engagement, as an independent contractor to provide certain specified services to the Company on the terms and conditions set forth in this Agreement.

1.2
BRPI shall provide to the Company the services of Kenny Young ("Consultant") to serve as the Company's Chief Executive Officer (the "CEO"), reporting to the Company's Board of Directors (the "Board"). Consultant shall perform all duties and functions customarily performed by the CEO of a business of the size and nature similar to that of the Company (collectively, the "Services") and such other duties that may be assigned to the CEO by the Board from time to time. The Consultant shall be pem1itted to continue to work for B. Riley Financial, Inc. and its subsidiaries and to serve as a member of the board of directors for certain companies. The Company shall provide Consultant access to personnel, representatives, documents, records and other materials and information of the Company and its subsidiaries as Consultant reasonably deems appropriate to perform the Services. The Company acknowledges and agrees that Consultant is not responsible for the accuracy or completeness of such materials and information and will not be responsible for any inaccuracies or omissions therein.

2.     Term
The term of this Agreement shall commence on November 19, 2018 and shall continue until November 30, 2020 (the "Term"), unless terminated by either party by giving thirty (30) days prior written notice to the other party.

3.    Fees And Expenses

3.1
As full compensation for the Services rendered by BRPI pursuant to this Agreement, the Company shall pay BRPI a fee in the annual amount of $750,000, paid monthly in advance by the fifth day of each calendar month, and such other compensation as the parties determine to be reasonable and appropriate.

3.2
The Company shall reimburse BRPI for all reasonable out-of-pocket costs and expenses incurred by Consultant in connection with the performance of the Services, including without limitation, travel, business entertainment and other out-of-pocket expenses. Such expenses shall be promptly reimbursed to BRPI in cash within 10 days following the Company’s receipt of BRPI's written request for reimbursement.

3.3
The Company shall be responsible for all sales, use, and excise taxes, and any other similar taxes, duties, and charges of any kind imposed by any federal, state, or local governmental entity on any amounts payable by the Company pursuant to the Agreement; provided, that, in no event shall the Company pay or be responsible for any taxes imposed on, or with respect to, BRPI's or the Consultant's income, revenues, gross receipts, personnel, or real or personal property, or other assets.

3.4
Upon any termination of this Agreement in accordance with Section 2, no further payments of the fees and expenses set forth in this Section 3 shall accrue or otherwise be payable other than (i) the consulting fees for the month in which the date of tem1ination occurs and (ii) the reimbursement of any reasonable out-of-pocket costs incurred by Consultant in connection with the performance of the Services prior to the date of such termination.

4.    Relationship Of The Parties

4.1
BRPI is an independent contractor of the Company, and this Agreement shall not be construed to create any association, partnership, joint venture, employee or agency relationship between BRPI and the Company for any purpose. BRPI has no authority (and shall not hold itself out as having authority) to bind the Company and BRPI shall not make any agreements or representations on the Company's behalf without the Company's prior written consent. Notwithstanding the foregoing, the Consultant shall have the authority (and may hold himself out as having authority) to bind the Company and to make agreements or representation s on the Company's behalf without the Company's prior written consent; provided however, that the Consultant shall not have the authority to bind the Company or make agreements on matters that are outside the ordinary course of the Company's business without the prior approval of the Company's board of directors.

5.    Intellectual Property Rights

5. I
The Company is and shall be, the sole and exclusive owner of all right, title and interest throughout the world in and to all the results and proceeds of the Services perfom1ed under this Agreement, whether or not such materials and properties are patentable. The parties agree that all such materials shall be deemed "work for hire" for the benefit of the Company and BRPI and the Consultant waive all moral rights or similar claims to ownership thereof. BRPI and the Consultant agree to execute any additional agreements deemed necessary or advisable to give effect to this provision.

6.    Confidentiality

6.1
BRPI acknowledges that it will have access to information that is treated as confidential and proprietary by the Company, including, without limitation, any trade secrets, technology, information pertaining to business operations and strategies, customers, pricing, and marketing, marketing, finances, sourcing, personnel or operations of the Company, its affiliates or their suppliers or customers, in each case whether spoken, printed, electronic or in any other form or medium (collectively, the "Confidential Information"). During the term of this Agreement and for the two (2) year period thereafter, BRPI agrees to treat, and to direct the Consultant to treat, all Confidential Information as strictly confidential, not to disclose Confidential Information or permit it to be disclosed, in whole or part, to any third party without the prior written consent of the Company in each instance, and not to use any Confidential Information for any purpose except as required in the performance of the Services. BRPI shall notify the Company immediately in the event you become aware of any loss or disclosure of any Confidential Information.

6.2	Confidential Information shall not include information that:

(a)	is or becomes generally available to the public other than through BRPI's breach of this Agreement;

(b)	is communicated to you by a third party that, to BRPI' s knowledge, had no confidentiality obligations with respect to such information;

(c)	is developed by BRPI without use of or reference to the Confidential Information;

(d)	was in in the possession of BRPI prior to the date hereof; or

(e)
is required to be disclosed by law, including without limitation, pursuant to the term s of a court order; provided that BRPI has given the Company prior notice of such disclosure and an opportunity to contest such disclosure.

7.    Indemnification; Insurance; Limitation of Liability

7.1
The Company agrees to indemnify BRPI, the Consultant and its controlling persons, representatives and agents in accordance with the indemnification provisions set forth in Appendix I hereto, which is incorporated herein by this reference, and agrees to the other provisions of Appendix I hereto. The Company shall also indemnify the Consultant to the same extent as the most favorable indemnification it extends to its officers or directors, whether under the Company's bylaws, its certificate of incorporation, by contract or otherwise, and no reduction or termination in any of the benefits provided under any such indemnities will affect the benefits provided to the Consultant.

7.2
The Company will use its reasonable best efforts to assure that the Consultant will be covered as an officer under the Company's existing director and officer liability insurance policy. As a condition of BRPI accepting this engagement, a Certificate of Insurance evidencing such coverage will be furnished to BRPI prior to the effective date of this Agreement. The Company will give thirty (30) days' prior written notice to BRPI of cancellation, non-renewal, or material change in coverage, scope, or amount of such director and officer liability policy. The Company will use reasonable best effo1ts to assure that such insurance coverage for the Consultant is maintained for a period of not less than six years following the date of the termination of the Consultant' s services hereunder.

7.3
As set forth and subject to the terms of Appendix I, in no event shall BRPI, the Consultant or any other agent, affiliate, or contractor of BRPI, be liable to the Company or any third party for any incidental, indirect, special or consequential damages (i.e., lost profits) arising out of, or in connection with, this Agreement, whether or not such party was advised of the possibility of such damage. The Company further agrees that the liability limit of BRPI and its affiliates, agents, or contractors shall in no event be greater than the aggregate dollar amount which the Company paid to BRPI during the term of this Agreement.

7.4	The obligations of the Company pursuant to this paragraph and Appendix I hereto shall survive any expiration or termination of this Agreement.

8.    Non-Solicitation; Other Business Activities
The Company agrees that during the Term of this Agreement and for a period of one year following the termination or expiration of this Agreement, it shall not make any solicitation to employ or engage the Consultant without the prior written consent of BRPI. Should the Company extend an offer of employment to or otherwise directly engage the Consultant and should such offer be accepted, BRPI will be entitled to a fee from the Company equal to one (I) year of the consulting fees described in Section 3.l(a) above payable in full, in immediately available funds prior to the commencement date of Consultant's employment with the Company. The Company acknowledges and agrees that this fee fairly represents the loss that BRPI will suffer if the Company breaches this provision. Each of BRPI and the Consultant may be engaged or employed in any other business, trade, profession or other activity; provided however, that, during the Term, neither BRPI nor the Consultant shall be engaged in any business activities that compete directly with the business of the Company without the Company's prior written consent.

9.    Assignment
Neither party shall assign any rights, or delegate or subcontract any obligations, under this Agreement without the other party 's prior written consent. Any assignment in violation of the foregoing shall be deemed null and void.

10.    Miscellaneous

10.1
All notices, requests, consents, claims, demands, waivers and other communications hereunder (each, a "Notice") shall be in writing and addressed to the parties at the addresses set forth on the first page of this Agreement (or to such other address that may be designated by the receiving party from time to time in accordance with this section). All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees pre-paid), facsimile or e-mail of a PDF document (with confirmation of transmission) or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only if (a) the receiving party has received the Notice and (b) the party giving the Notice has complied with the requirements of this Section.

10.2
This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto, and any of the tern1s thereof may be waived, only by a written document signed by each party to this Agreement or, in the case of waiver, by the party or parties waiving compliance.

10.3
This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule. Each party irrevocably submits to the exclusive jurisdiction and venue of the federal and state courts located in New York, New York in any legal suit, action or proceeding arising out of or based upon this Agreement or the Services provided hereunder and waives any and all personal rights under the law of any jurisdiction to object on any basis (including, without limitation, inconvenience of forum) to jurisdiction or venue within the State of New York for any litigation arising in co1mection with this Agreement. All claims regarding a breach of this Agreement by the Consultant and/or BRPI shall be brought exclusively against BRPI.

10.4
If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such tern1 or provision in any other jurisdiction.

10.5	This Agreement may be executed in multiple counterparts and by facsimile signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

If this letter accurately sets forth our understanding, kindly execute the enclosed copy of this letter and return it to the undersigned.

Very truly yours,

Babcock & Wilcox Enterprises, Inc.

By: /s/ J. André Hall
Name: J. André Hall
Title: Sr. Vice President, General Counsel & Corporate Secretary

ACCEPTED AND AGREED:

BRPI Executive Consulting, LLC

By: /s/ Kenneth M. Young
Name: Kenneth M. Young
Title: Chief Executive Officer

APPENDIX I

INDEMNIFICATION AND LIMITATION ON LIABILITY AGREEMENT

This indemnification and l imitation on liability agreement is made part of an agreement, dated October 15, , 2018 (which together with any renewal s, modification s or extensions thereof, is herein referred to as the "Agreement") by and between BRPI Executive Consulting, LLC ("BRPI ") and Babcock & Wilcox Enterprises, lnc. (the "Company"), for services to be rendered to the Company by BRPI.

A.
The Company agrees to indemnify and hold ham1less each of BRPI, its affiliates and their respective shareholders, members, managers, employees (including without limitation, the Consultant), agents, representatives and subcontractors (each, an "Indemnified Party" and collectively, the "Indemnified Parties") against any and all losses, claims, damages, liabilities, penalties, obligation s and expenses, including the costs for counsel or others reasonably incurred in investigating, preparing or defending any action or claim, whether or not in connection with litigation in which any Indemnified Party is a party, or enforcing the Agreement (including these indemnity provisions), as and when incurred, caused by, relating to, based upon or arising out of (d irectly or indirectly) the Indemnified Parties' acceptance of or the performance or non-performance of their obligations under the Agreement; provided , however, such indemnity shall not apply to any such loss, claim, damage, liability or expense to the extent it is found in a final judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Party's gross negligence, bad faith or willful misconduct. Notwithstanding the foregoing, in no event will the Company be liable for the fees or expenses of more than one law firm (in addition to local counsel, if applicable) for all Indemnified Parties in any one matter or series of related matters for which one firm is able to competently represent all such Indemnified Patties without conflict. The Company also agrees that (a) no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of BRPI, except to the extent that any such liability for losses, claims, damages, liabilities or expenses are found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily from such Indemnified Party's gross negligence, bad faith or willful misconduct and (b) in no event will any Indemnified Party have any liability to the Company for special , consequential, incidental or exemplary damages or loss (nor any Jost profits, savings or business opportunity) {"Indirect Damages"), except to the extent of any contribution obligations an Indemnified Patty might otherwise have with respect to such Indirect Damages awarded to a third party in any proceeding. The Company further agrees that it will not, without the prior consent of an Indemnified Party, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which such Indemnified Party seeks indemnification hereunder (whether or not such Indemnified Party is an actual party to such claim, action, suit or proceedings) unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liabilities arising out of such claim, action, suit or proceeding.

B.
These indemnification provisions shall be in addition to any liability which the Company may otherwise have to the Indemnified Patties. In the event that, at ai1y time whether before or after tem1ination of the engagement or the Agreement, as a result of or in connection with the Agreement or BRPI's and its personnel 's role under the Agreement, BRPI or any Indemnified Party is required to produce any of its personnel (including former employees) for examination, deposition or other written, recorded or oral presentation, or BRPI or any of its personnel (including fonner employees) or any other Indemnified Party is required to produce or othe1w ise review, compile, submit, duplicate, search for, organize or report on any material within such Indemnifi ed Party 's possession or control pursuant to a subpoena or other legal (including administrative) process, the Company will reimburse the Indemnified Party for its out of pocket expenses, including the reasonable fees and expenses of its counsel, and will compensate the Indemnified Party for the time expended by its personnel based on such personnel 's then-current hourly rate.

C.
If any action, proceeding or investigation is commenced to which any Indemnified Party proposes to demand indemnification hereunder, such Indemnified Party will notify the Company with reasonable promptness; provided, however, that any failure by such Indemnified Party to notify the Company will not relieve the Company from its obligation s hereunder, except to the extent that such failure shall have actually prejudiced the defense of such action or otherwise increased or expanded the indemnification liability hereunder. The Company shall promptly pay expenses reasonably incurred by any Indemnified Party in defending, participating in or settling any action, proceeding or investigation in which such Indemnified Party is a party or is threatened to be made a party or otherwise is participating in by reason of the engagement under the Agreement, upon submission of invoices therefor, whether in advance of the final disposition of such action, proceeding, or investigation or otherwise. Each Indemnified Party hereby unde1takes, and the Company hereby accepts its undertaking, to repay any and all such amounts so advanced if it shall ultimately be determined in a fmal judgment by a court of competent jurisdiction (not subject to fiuther appeal) that such Indemnified Party is not entitled to be indemnified therefor. I f any such action, proceed ing or investigation in which an Indemnified Party is a party is also against the Company, the Company may, in lieu of advancing the expenses of separate counsel for such Indemnified Party, provide such Indemnified Party with legal representation by the same counsel who represents the Company, provided such counsel is reasonably satisfactory to such Indemnified Party, at no cost to such Indenmified Party; provided, however, that if such Indemnified Party reasonably determines that due to the existence of actual or potential conflicts of interest between such Indemnified Party and the Company such counsel is unable to represent both the Indemnified Paity 311d the Company, then the Indemnified Party shall be entitled to use separate counsel of its own choice, and the Company shall promptly advance its reasonable expenses of such separate counsel upon submission of invoices therefor. Nothing herein shall prevent 311 Indemnified Party from using separate counsel of its own choice at its own expense. The Company will be liable for any settlement of any claim against an Indemnified Party made with the Company's written consent, which consent shall not be unreasonably withheld.

D.
ln order to provide for just and equitable contribution if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a fmal judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification, then the relative fault of the Company, on the one hand, and the Indemnified Parties, on the other hand, in connection with the statements, acts or omissions which resulted in the losses, claims, damages, liabilities and costs giving rise to the indenmification claim and other relevant equitable considerations shall be considered; and further provided that in no event will the Indemnified Parties' aggregate contribution for all losses, claims, damages, liabilities and expenses with respect to which contribution is available hereunder exceed the amount of fees actually received by the Indemnified Parties pursuant to the Agreement. No person found liable for a fraudulent misrepresentation shall be entitled to contribution hereunder from any person who is not also found liable for such fraudulent misrepresentation.

E.
In the event the Company and BRPI seek judicial approval for the assumption of the Agreement or authorization to enter into a new engagement agreement pursuant to either of which BRPI would continue to be engaged by the Company, the Company shall promptly pay expenses reasonably incurred by the Indemnified Parties, including attorneys' fees and expenses, in connection with any motion, action or claim made either in support of or in opposition to any such retention or authorization, whether in advance of or following any judicial disposition of such motion, action or claim , promptly upon submission of invoices therefor and regardless of whether such retention or authorization is approved by any court. The Company will also promptly pay the lndemnified Parties for any expenses reasonably incurred by them, including attorneys' fees and expenses, in seeking payment of all amounts owed it under the Agreement (or any new engagement agreement) whether through submission of a fee application or in any other manner, without offset, recoupment or counterclaim, whether as a secured claim, an administrative expense claim, an unsecured clain1, a prepetition claim or a post-petition claim .

F.
Except as required by law, neither termination of the Agreement nor termination of BRPI 's engagement nor the filing of a petition under Chapter 7 or l l of the United States Bankruptcy Code (nor the conversion of an existing case to one under a different chapter) shall affect these indemnification provisions, which shall hereafter remain operative and in full force and effect.

G.
The rights provided herein shall not be deemed exclusive of any other rights to which the Indemnified Parties may be entitled under the certificate of incorporation or by laws of the Company, any other agreements, any vote of stockholders or disinterested directors of the Company, any applicable law or otherwise.